UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-12

Ceridian Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P. Pershing Square II, L.P. Pershing Square International, Ltd.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 2, 2007, Pershing Square Capital Management, L.P., the financial advisor to Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd., sent a letter, dated May 2, 2007, from Roy J. Katzovicz, General Counsel of Pershing Square Capital Management, L.P., to Gary M. Nelson, Corporate Secretary, Ceridian Corporation. A copy of the letter is attached as Exhibit 1 hereto.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY PERSHING SQUARE, L.P., PERSHING SQUARE II, L.P., PERSHING SQUARE INTERNATIONAL, LTD. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CERIDIAN CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO THE STOCKHOLDERS OF CERIDIAN CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN THE POTENTIAL PROXY SOLICITATION FROM THE STOCKHOLDERS OF CERIDIAN CORPORATION IS AVAILABLE IN THE ADDITIONAL DEFINITIVE PROXY SOLICITING MATERIALS CONCERNING CERIDIAN CORPORATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY PERSHING SQUARE, L.P., PERSHING SQUARE II, L.P. AND PERSHING SQUARE INTERNATIONAL, LTD. ON JANUARY 23, 2007 (FILE/FILM NO: 001-15168/07544605).

Exhibit 1

[Pershing Square Capital Management, L.P. Letterhead]

May 2, 2007

Mr. Gary M. Nelson

Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
Ceridian Corporation Headquarters

3311 East Old Shakopee Road
Minneapolis, MN  55425

Re:

2007 Annual Meeting of Stockholders

Dear Mr. Nelson:

As you know, certain funds advised by Pershing Square Capital Management, L.P. intend to field a slate of alternative directors at Ceridian Corporation’s 2007 annual meeting of stockholders.  Based on remarks on yesterday’s earnings call, we believe an incorrect statement was made as to when Ceridian’s annual meeting will be held.  In your capacity as Ceridian’s corporate secretary, we respectfully request clarification of the date on which Ceridian expects to call the next annual meeting.

On yesterday’s call, in response to a question concerning the latest date the annual meeting would be held, Ms. Marinello identified the 13-month anniversary of last year’s meeting as the relevant time frame under Delaware law for this year’s annual meeting and stated the meeting would be held within the required period.  Given that Ceridian’s 2006 annual meeting was held on May 11, 2006, this year’s annual meeting is required to be held no later than June 11, 2007.  We do not believe that this is possible as a theoretical or practical matter.  Without clarification on your part, on the basis of yesterday’s call, the investment community has been and will continue to be misinformed.

Ceridian originally notified the New York Stock Exchange of record and meeting dates of February 28 and April 26, 2007, but subsequently advised the Exchange that those dates would be changed.  To our knowledge, no additional notice has been given.  As you know, Ceridian must give the New York Stock Exchange 10 days advance notice of a record date, and Rule 401.03 of the Listed Company Manual recommends a minimum of 30 days between the record and meeting dates.  Ceridian must also file its preliminary proxy materials with the Securities and Exchange Commission 10 days prior to mailing definitive materials, and no preliminary materials have been filed.  In the context of a contested board election, a solicitation period of less than one month is virtually unheard of.

Mr. Gary M. Nelson

Accordingly, we believe that Ceridian cannot, and is not planning to, hold an annual meeting by June 11 in light of the requirements of the New York Stock Exchange and the federal securities laws, as well as the practical need to solicit proxies in a contested election.

Delaware law takes the annual election process seriously.  We, too, view the exercise of our franchise as fundamental to our investment and of paramount importance to the future direction of Ceridian’s business and affairs.  At the risk of understatement, it would be unfortunate if Ceridian’s failure to hold the 2007 annual meeting on a timely basis is the result of an attempt to frustrate a stockholder vote.

As the largest stockholder of Ceridian, we hereby request you to correct the misimpression left by yesterday’s call, and inform all stockholders of when the annual meeting will be held.

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

Very truly yours,

/s/ Roy J. Katzovicz

Roy J. Katzovicz

cc:

Steven A. Rosenblum, Wachtell, Lipton, Rosen & Katz

Stephen R. DiPrima, Wachtell, Lipton, Rosen & Katz

Alan J. Sinsheimer, Sullivan & Cromwell LLP

Janet T. Geldzahler, Sullivan & Cromwell LLP